Exhibit 8.2

1000 Jackson Street Toledo, Ohio 43604 o 419.241.9000 f 419.241.6894 shumaker.com

April 18, 2022

Shareholders of Comunibanc Corp.

122 East Washington Street

Napoleon, Ohio 43545

Re:Our File No. 259506

Ladies and Gentlemen:

We have acted as counsel to Comunibanc Corp. (“Comunibanc”), an Ohio corporation, in connection with the proposed merger (the “Merger”) of Comunibanc with and into Civista Bancshares, Inc. (“Civista”), an Ohio corporation, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) dated as of January 10, 2022 by and between Civista and Comunibanc. This opinion is being furnished to Comunibanc pursuant to and in compliance with Section 3.03(c) of the Merger Agreement.

In connection with the preparation of this opinion, we have examined and with your consent relied upon the following documents (including all exhibits and schedules thereto): (1) the Merger Agreement; (2) the Registration Statement of Civista on Form S-4 (the “Registration Statement”) and the proxy statement of Comunibanc and the prospectus of Civista included therein, filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”); (3) representations and certifications made to us by Civista; (4) representations and certifications made to us by Comunibanc; and (5) such other instruments and documents related to the formation, organization and operation of Civista and Comunibanc or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

All capitalized terms used herein and not otherwise defined shall have the same meaning as they have in the Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

Assumptions and Representations

In connection with rendering this opinion, we have assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof, although we are not aware of any material facts or circumstances contrary to or inconsistent therewith) that:

1. All information contained in each of the documents we have examined and relied upon in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion, all copies are accurate and all signatures are genuine. We have also assumed that there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

April 18, 2022

2. The Merger will be consummated in accordance with applicable state law and will qualify as a statutory merger under applicable state law.

3. All representations made to us are true, correct, and complete, and will remain true, correct and complete at all times up to the Effective Time. Any representation or statement made “to the knowledge” or similarly qualified is correct without such qualification.

Opinion – Federal Income Tax Consequences

Based upon and subject to the foregoing, it is our opinion, under currently applicable United States federal income tax law and as applicable to U.S. holders (as defined in the Registration Statement), that:

1.	The Merger will constitute a reorganization under section 368(a)(1)(A) of the Code.

2.	Each of Comunibanc and Civista will be a party to the reorganization within the meaning of section 368(b) of the Code.

3.	No gain or loss will be recognized by Civista or Comunibanc as a result of the Merger.

4.	The tax basis of the assets of Comunibanc in the hands of Civista will be the same as the tax basis of such assets in the hands of Comunibanc immediately prior to the Merger.

5.	The holding period of the assets of Comunibanc to be received by Civista will include the period during which such assets were held by Comunibanc.

6.

A holder of shares of Comunibanc Common Stock receiving both cash and Civista Common Shares in exchange therefor will recognize gain, but not loss, in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the Civista Common Shares and the amount of cash received by such holder, exceeds such holder’s basis in its shares of Comunibanc Common Stock, and (ii) the amount of cash received by such holder (excluding any cash received in lieu of fractional Civista Common Shares). For purposes of determining the character of this gain, such holder will be treated as having received only Civista Common Shares in exchange for such holder’s shares of Comunibanc Common Stock and as having redeemed immediately a portion of such Civista Common Shares for the cash received (excluding any cash received in lieu of fractional Civista Common Shares). Unless the redemption is treated as a dividend under the principles of Section 302(d) of the Code (to the extent of such holder’s ratable share of the undistributed earnings and profits of Comunibanc), and provided that the shares of Comunibanc Common Stock were held as capital assets of the holder, the gain will be capital gain and will constitute long-term capital gain if such holders have held their shares of Comunibanc Common Stock for more than one year at the effective time of the Merger.

April 18, 2022

7.

A holder of shares of Comunibanc Common Stock receiving cash in lieu of a fractional Civista Common Share will recognize gain or loss as if such fractional Civista Common Share were distributed as part of the Merger and then redeemed by Civista, subject to the provisions and limitations of Section 302 of the Code.

8.

A holder of shares of Comunibanc Common Stock who properly exercises dissenters’ rights and receives solely cash in exchange for all of its shares of Comunibanc Common Stock will generally recognize a gain or loss for federal income tax purposes equal to the difference between the cash received and such holder’s tax basis in the shares of Comunibanc Common Stock surrendered in exchange for the cash. Subject to possible dividend treatment under the principles of Section 302(d), such gain or loss will be a capital gain or loss, provided that such shares were held as capital assets of the holder at the effective time of the Merger and such gain or loss will constitute long-term capital gain or loss if the holder’s holding period is more than one year.

9.

The aggregate tax basis of the Civista Common Shares received by a holder of shares of Comunibanc Common Stock in the Merger (including fractional Civista Common Shares, if any, deemed to be issued and redeemed by Civista) generally will be equal to the aggregate tax basis of the shares of Comunibanc Common Stock surrendered in the Merger, reduced by the amount of cash received by such holder in the Merger (other than any cash received in lieu of fractional Civista Common Shares), and increased by the amount of gain recognized by such holder in the Merger (including any portion of the gain that is treated as a dividend, but excluding any gain or loss resulting from the deemed issuance and redemption of fractional Civista Common Shares).

10.

The holding period of the Civista Common Shares received by a holder of shares of Comunibanc Common Stock in the Merger (including fractional Civista Common Shares, if any, deemed to be issued and redeemed by Civista) will include the period during which the shares of Comunibanc Common Stock surrendered in exchange therefor were held.

Our opinion set forth herein is based upon the description of the Merger in the Merger Agreement and the Registration Statement. If the actual facts relating to any aspect of the Merger differ from this description in any material respect, our opinion may become inapplicable. No opinion is expressed as to any transaction whatsoever, including the Merger, if the Merger is not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

April 18, 2022

This opinion is provided to Comunibanc’s shareholders only, and without our prior written consent, may not be relied upon, used, circulated, quoted or otherwise referred to in any manner by any person, firm, governmental authority or entity whatsoever. Notwithstanding the preceding sentence, we hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement, and to the references to our firm in the Registration Statement under the captions “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” and “LEGAL MATTERS.” In giving such consent, we do not thereby admit that we fall within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely yours,

/s/ Shumaker, Loop & Kendrick, LLP

Shumaker, Loop & Kendrick, LLP